Exhibit 10.1
BIOPURE/BUTLER AGREEMENT

CONSULTING AGREEMENT
     This AGREEMENT (hereinafter referred to as the “Agreement”), dated as of December 17, 2007, between BIOPURE CORPORATION (hereinafter referred to as the “Company”) and David A. Butler (hereinafter referred to as the “Consultant”);
W I T N E S S E T H:
     WHEREAS, the Company’s Acting Chief Financial Officer has retired;
     WHEREAS, the Company needs immediate assistance in the conduct of CFO duties and responsibilities;
     WHEREAS, the Consultant has experience enabling him to render services in these matters on a temporary basis;
     NOW, THEREFORE, in consideration of the mutual covenants herein set forth and of the promises contained herein, the Company and the Consultant hereby agree as follows:
     1. Engagement as Independent Contractor. The Company hereby engages the Consultant as an independent contractor, and the Consultant hereby accepts said engagement under the terms and conditions set forth herein.
     2. Role of Consultant. The Consultant shall serve as Interim Chief Financial Officer. The Company will make available to the Consultant an office for his use at such times as the Consultant renders services at the Company’s headquarters and a Blackberry for his business use.
     3. Term. The primary term during which consulting services shall be required under this Agreement shall be three months from the date of this Agreement, and this Agreement will automatically renew for additional one month terms unless terminated by either party at least one month prior to the last day of the primary term or any renewal term.
     4. Consultant’s Fee. The Company shall pay the Consultant at the monthly rate of $16,667, payable monthly in arrears.
     5. Expenses. The Company will promptly reimburse the Consultant, upon submission by the Consultant of an adequately detailed and documented listing of such expenses, the Consultant’s reasonable out-of-pocket expenses incurred in travel at the Company’s request and otherwise in rendering his services under this Agreement, provided such expenses are incurred at the request of the Company.
     6. Representation by the Consultant. The Consultant represents and warrants to the Company that (i) he is not a party to, or bound by, any agreement or commitment, or subject to any restriction, including but not limited to agreements related to previous consulting engagements or employment containing confidentiality or non-compete covenants, which adversely affects or conflicts with the

BIOPURE/BUTLER AGREEMENT

Consultant’s ability to enter into or render his services under this Agreement; and (ii) he is not aware of any impediment to his being accessible and available, with reasonable notice and consistent with the needs of his other clients, to the Company to render his services under this Agreement.
     6A. Representation by the Company: The Company represents and warrants to the Consultant that during the period of performance of his duties under this Agreement and thereafter on a “claims made” basis, the Consultant will be indemnified by the Company to the same extent as if he were an officer and/or employee and covered by the Company’s directors and officers liability insurance
     7. Confidentiality.
          (a) Company Information. The Consultant acknowledges that as a result of the Consultant’s engagement with the Company, the Consultant will necessarily become informed of, and have access to, certain non-public information about the Company and its subsidiaries, including, without limitation, trade secrets, technical information, and preclinical and clinical information (“Company Information”). The Consultant shall not at any time, either during or subsequent to the term of this Agreement, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity without the prior written approval of the Board of Directors or the Chief Executive Officer of the Company (which approval may be withheld in the sole discretion of such Board or Officer), any of the Company Information (a) except to the responsible officers and employees of the Consultant who have a need for such information for purposes in the best interests of the Company; (b) except for such information that legally and legitimately is or becomes of general public knowledge from authorized sources other than the Consultant; and (c) except, after prior consultation with the Company, any legally required disclosure. Company Information shall include information contributed, developed or acquired by the Consultant in the performance of services hereunder. The Consultant shall be jointly and severally liable for any breach hereof by him or any transferee of Company Information from the Consultant.
          (b) Return of Company Information. Upon the termination of this Agreement, the Consultant shall promptly deliver to the Company all tangible manifestations of Company Information, including notes, notebooks, reports and all other materials, whether written or in electronic form, and any copies thereof, whether or not of a secret or confidential nature, relating to the Company’s business that are in the Consultant’s possession or control, including computers owned or used by Consultant, wherever located.
          (c) Ownership of Information. The Consultant acknowledges that the Company Information, including all information contributed, developed or acquired by the Consultant and all tangible manifestations thereof, is the exclusive property of the Company to be held by the Consultant in trust and solely for the Company’s benefit. The Consultant will execute and deliver all instruments, including assignments of copyrights or patents, that may be necessary or desirable to vest in the Company title to and possession of the Company Information contributed, developed or acquired by the Consultant.
     8. Availability of Injunctive Relief. The parties agree that in the event of the Consultant’s breach of Section 7 the Company would have no adequate relief at law and shall be entitled, in addition to all other remedies which may be available to it, to injunctive relief in any court of

BIOPURE/BUTLER AGREEMENT

competent jurisdiction to prevent or otherwise restrain or terminate any actual or threatened breach of such section by the Consultant.
     9. Miscellaneous.
          (a) The failure of any provision of this Agreement shall in no manner affect the right to enforce the remaining portions of this Agreement, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision. If any court construes any of the covenants herein, or any part thereof, to be unenforceable because of the duration of such provisions or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.
          (b) The foregoing contains the entire agreement between the Company and the Consultant with respect to the Consultant’s engagement as an independent contractor, and no modification therefore shall be binding upon a party unless the same is in writing signed by such party thereto.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date herein first set forth above.

/s/ David A. Butler	Date: December 17, 2007
David A. Butler

BIOPURE CORPORATION

By: /s/ Zafiris G. Zafirelis	Date: December 17, 2007